Exhibit 99.1

HCM Acquisition Corp Requests that Public Shareholders Indicate their Intention as to Election Reversals

STAMFORD, Conn., Dec. 19, 2022 (GLOBE NEWSWIRE) — HCM Acquisition Corp (the “Company”) (NASDAQ: HCMA) today announced the following in connection with its extraordinary general meeting of the shareholders currently scheduled to proceed at 10:00 a.m. Eastern time, on Tuesday, December 20, 2022 (the “Meeting”).  Capitalized terms not defined in this press release have the meaning set forth in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on November 25, 2022.

At the Meeting, shareholders will be asked to vote on the following proposals: (1) a proposal to approve an amendment (the “Extension Amendment”) to the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate a business combination from April 25, 2023 (the “Original Termination Date”) to October 25, 2023 (the “Extended Date”) (the “Extension Proposal”); (2) a proposal to approve an amendment to the Investment Management Trust Agreement dated January 20, 2022, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (“Continental”), to extend the date on which Continental must liquidate the trust account established in connection with the Company’s initial public offering if the Company has not completed its initial business combination, from the Original Termination Date to the Extended Date (the “Trust Amendment Proposal” and together with the Extension Proposal, the “Proposals”); and (3) a proposal to approve the adjournment of the Extraordinary General Meeting to a later date (the “Adjournment Proposal”), if necessary, under certain circumstances, including, but not limited to, for the purpose of soliciting additional proxies in favor of the Extension Proposal and Trust Amendment Proposal, in the event the Company does not receive the requisite shareholder vote to approve the Proposals.

Reversal of Redemption Elections and Board Discretion to Cancel or Postpone the Meeting

The Board of Directors of the Company (the “Board”) may elect to postpone or abandon the Proposals in its sole discretion up to and until the time of the Meeting.  If the Board of Directors abandons the Proposals, no redemptions will be honored prior to the Original Termination Date, or April 25, 2023.

Our Board currently intends to abandon the Proposals if the Redemption Elections (after taking into account any Election Reversals) by our public shareholders would cause us to have less than an aggregate market value of listed securities of less than $50.0 million or a market value of publicly held shares of $40.0 million, which would occur if there are less than seventeen and a half percent (17.5%) (the “Aggregate Threshold Non-Redemption Percentage”) of public shares outstanding as of the date hereof that remain outstanding following the adoption of the Proposals.

A public shareholder that has made a Redemption Election may withdraw its Redemption Election with respect to all or a portion of their public shares for which it previously submitted a Redemption Election (an “Election Reversal”). Any request for redemption, once made by a public shareholder, may not be withdrawn once submitted unless the Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Public shareholders that desire to indicate their intention to make an Election Reversal are requested to indicate such intention in the Reversal Commitment Form, a copy of which is accompanying this press release as Annex A (“Reversal Commitment Form”), which should be submitted to Continental Stock Transfer & Trust Company prior to the Meeting. See the portion of our proxy entitles “The Proposals — Redemption Withdrawal Procedures.”

The Company requests that public shareholders (i) indicate their intention to make an Election Reversal on their Reversal Commitment Form and (ii) make Election Reversals, in each case, for no less than twenty-five percent (25%) of such shareholder’s public shares (the “Minimum Non-Redemption Percentage”). If, based upon Redemption Elections and Election Reversals, it appears that public shareholders are taking advantage of the opportunity to make Election Reversals, but with respect to less than the Minimum Non-Redemption Percentage of their public shares, the Board may determine to, and currently intends to, abandon the Proposals.

Application of New 1% Federal Excise Tax to Non-U.S. Corporations

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase, subject to certain exceptions. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

While several commentators have observed that, pending Treasury guidance to the contrary, such excise tax might apply to redemptions common stock of U.S. domiciled SPACs, we note that HCM Acquisition Corp. is a Cayman Islands corporation and will not be a U.S. corporation when the redemption occurs. As a result, we do not believe we will be subject to the excise tax upon such redemption of our stock.

Because the interpretation and application of the excise tax laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is different from our conclusion here. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined.

About HCM Acquisition Corp

HCM Acquisition Corp is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. The Company intends to focus on identifying businesses which provide disruptive technology or innovations within the financial services industry. The Company’s efforts will be focused on acquiring established businesses that it believes are fundamentally sound, but in need of assistance to maximize their potential value. The Company is led by Chief Executive Officer Shawn Matthews and Chief Financial Officer James Bond.

Participants in the Solicitation

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in respect of the extension. Information regarding the Company’s directors and executive officers is available in its annual report on Form 10-K filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests are contained in the Proxy Statement (defined below).

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information
The Company has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Proxy Statement”) in connection with an extraordinary general meeting of the shareholders (the “Meeting”) to consider and vote upon the Extension Amendment and other matters and, beginning on November 25, 2022, mailed the Proxy Statement and other relevant documents to its shareholders as of the November 23, 2022, record date for the Meeting. The Company’s shareholders and other interested persons are advised to read the Proxy Statement and any other relevant documents that have been or will be filed with the SEC in connection with the Company’s solicitation of proxies for the Meeting because these documents will contain important information about the Company, the Extension Amendment and related matters. Shareholders may also obtain a free copy of the Proxy Statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Broadridge Financial Solutions, Inc. at 631-254-7400.

Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
James Bond
JBond@hondiuscapital.com

REVERSAL COMMITMENT FORM

The Company requests that each public shareholder complete this Reversal Commitment Form to indicate its intention to make an Election Reversal with respect to no less than 25% (the “Minimum Non-Redemption Percentage”) of such shareholder’s public shares. If, based upon Redemption Elections and Election Reversals, it appears that shareholders of the Company are taking advantage of the opportunity to make Election Reversals, but with respect to less than the Minimum Non-Redemption Percentage of their public shares, the Board may determine to abandon the Proposals. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the accompanying proxy statement.

The undersigned, _____________________________________________________ (the “Shareholder”), is the beneficial owner of ____________________ shares of Class A Ordinary Shares of the Company (“Beneficial Holdings”). The Shareholder represents and warrants that such Shareholder has full power and authority with respect to its Beneficial Holdings for the purposes set forth herein.

The Shareholder hereby irrevocably gives notice to the Company of its intention to make an Election Reversal with respect to a Non-Redemption Percentage of such Beneficial Holdings as set forth below, which is no less than the Minimum Non-Redemption Percentage of its Beneficial Holdings as of the Record Date. By executing this form, the Shareholder agrees to tender for redemption all of its Beneficial Holdings as of the Record Date and to subsequently withdraw tender with respect to no less than the Minimum Non-Redemption Percentage of its Beneficial Holdings as of the Record Date.

Please return this form as soon as possible and prior to the Meeting to 100 First Stamford Place, Suite 330, Stamford, CT 06902.

Shareholder Account Name(s):

Non-Redemption Percentage:

Record Date:

Signature of Shareholder:

Signed By (Legal Name):

Title:

Address: